UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2007
KB HOME
(Exact name of registrant as specified in charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.
     On February 1, 2007, the Management Development and Compensation Committee of the Company’s Board of Directors adopted an Equity-Based Award Grant Policy. In keeping with the Company’s ongoing efforts to strengthen its corporate governance, the Company is disclosing the terms of the Policy to investors through this Current Report on Form 8-K.
     The Policy is designed to enhance the process by which the Company grants equity-based awards, including stock options and restricted stock, and in doing so it addresses concerns identified in the recent internal review by a subcommittee of the Audit and Compliance Committee of the Board of Directors of the Company’s past annual stock option grant practices.
     The Policy requires all grants of equity-based awards, and their terms, to be approved by the Management Development and Compensation Committee (or the Board of Directors), which the Policy refers to as the “Granting Body.” The Policy does not permit any delegation of granting authority to management. The grant date of any equity-based award will be the date on which the Granting Body met to approve the grant unless the Granting Body by written resolution sets a later date. The exercise price of any stock option award will not be less than the price of the Company’s common stock on the grant date.
     The Policy is also designed to enhance the Company’s internal control over the processing, recording, external reporting, internal communication and administration of equity-based awards. The Policy includes approval procedures for equity-based awards and establishes specific responsibilities for relevant Company personnel, with detailed recordkeeping requirements and multiple layers of review.
     The foregoing description is qualified in its entirety by reference to the Equity-Based Award Grant Policy, which is included as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01     Financial Statements and Exhibits.
     (d)     Exhibits.

Exhibit	Description

99.1	KB Home Equity-Based Award Grant Policy

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2007	KB HOME
	By:	/s/ WILLIAM R. HOLLINGER
Senior Vice President and Chief
Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99.1	KB Home Equity-Based Award Grant Policy.

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